Exhibit No. 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-74501 on Form S-3 and Registration Statements No. 33-91890, 33-18996, 33-18997, 33-65768 and 333-79093 on Form S-8 of Armstrong World Industries, Inc. of our report dated February 23, 2006, with respect to the consolidated balance sheets of Worthington Armstrong Venture as of December 31, 2005 and 2004 and the related consolidated statements of income, partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Armstrong World Industries, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 23, 2006